Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2021 SECOND QUARTER RESULTS

NEW YORK, NY – August 2, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial industries, announced today its 2021 second quarter results.

2021 Second Quarter Highlights

•	Net income was $10.3 million, or $0.41 per share, compared to a net loss of $4.0 million, or $0.16 per share, in the prior year quarter.

•	Medallion Bank net income was a record $17.5 million for the quarter, compared to $1.8 million in the prior year quarter.

•	Net interest income grew 10.1% to $29.5 million, primarily reflecting the contribution from the consumer lending segments, compared to $26.8 million in the 2020 quarter.

•	Net interest margin was 8.84%, compared to 8.23% in the prior year quarter.

•	Net income from the Company’s consumer and commercial lending segments increased to $16.2 million in the quarter, compared to $9.0 million a year ago.

•	Net loan portfolios grew 13% for recreation and 30% for home improvement from June 30, 2020.

•	Consumer loan originations were up 31% from the prior year quarter to $197.5 million.

•	Our consumer loan portfolio was 94% of total net loans receivable as of June 30, 2021.

•	Total assets were $1.74 billion as of June 30, 2021, compared to $1.65 billion as of June 30, 2020.

Executive Commentary – Andrew Murstein, President of Medallion

“This quarter we maintained the strength and momentum in Medallion Bank, which is our top priority. That is the fastest growing and most profitable part of our Company. Our growth strategy is clear; we are investing in our consumer business and signing fintech strategic partnerships. At the same time, we seek to minimize our risk profile by maintaining the strong, and even improving, credit quality benchmarks we have in place. We also made progress on advancing our exit strategy for our non-core assets.”

Business Segment Highlights

Consumer Lending Segments

•	Our net consumer loan portfolio was $1.2 billion as of June 30, 2021, compared to $1.0 billion on June 30, 2020.

•	Net interest income grew 14% to $33.1 million for the quarter, compared to $29.1 million in the prior year quarter.

•	The average interest rate on the portfolio was 13.14% at quarter-end, compared to 14.14% a year ago.

•

Consumer loans 90 days or more past due were $2.8 million, or 0.23% of total gross loans as of June 30, 2021, compared to $3.5 million, or 0.33%, a year ago. Delinquencies continued to be lower than historical averages due to solid performance by our borrowers.

•	Net income for the second quarter was $15.8 million, compared to $8.6 million in the 2020 second quarter.

Commercial Lending Segment

•	We originated $11.1 million of new loans during the 2021 second quarter.

•	The Company’s net commercial loan portfolio was $66.2 million as of quarter-end, compared to $68.1 million a year ago.

•	The average interest rate on the portfolio was 12.69%, compared to 13.38% a year ago.

•	Net income for the second quarter was $0.4 million, in line with the 2020 quarter.

Medallion Lending Segment

•	During the quarter, the Company collected $2.4 million of principal payments and received $3.2 million in connection with loans in the process of foreclosure.

•

Total gross medallion exposure (which is net of loan loss allowance and includes loans in process of foreclosure and remarketed assets) declined to $53.9 million, or 3.1% of total assets, as of June 30, 2021.

•	The Company recorded a non-cash $2.4 million loss, net of tax, related to its owned taxi medallions and outstanding loans in the Chicago market.

Corporate Initiatives

•	The Company retained an investment bank to advise and assist in evaluating strategic alternatives for some of its non-core assets.

•	The Company recognized a gain of $2.4 million, net of tax, in connection with a partial sale of approximately 44% of an investment in a fintech company in which the Company made a $250,000 investment.

•	The Company settled substantially all bank debt during the quarter, negotiating discounts and recognizing a gain on the extinguishment of debt.

Concluding Executive Commentary – Larry Hall, CFO of Medallion

“We just concluded one of our most profitable quarters ever driven by the strength of our Medallion Bank subsidiary, which continues to execute exceptionally well and it had its most profitable quarter in its 18-year history. Most importantly, the foundation and strategy are in place as we continue to strive for shareholder value over the years ahead.”

Conference Call Information

As announced on July 15, 2021, the Company will host a conference call to discuss its second quarter financial results on Tuesday, August 3, 2021, at 9:00 a.m. Eastern time.

•	Conference Call Dial-In: (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

•	Live Webcast: available on Medallion’s website at http://www.medallion.com/investors.html.

•	Call Replay: available following the end of the call through Tuesday, August 10, 2021, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 10015793.

•	Webcast Replay: available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp., primarily through its wholly-owned subsidiary Medallion Bank, is a finance company that originates and services consumer loans and loans in various commercial industries. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2020 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Total interest income	$37,375	$35,588	$74,455	$71,130
Total interest expense	7,884	8,835	16,291	17,835

Net interest income	29,491	26,753	58,164	53,295
Provision (benefit) for loan losses	(682)	16,941	2,337	33,482

Net interest income after provision for loan losses	30,173	9,812	55,827	19,813

Other income (loss)
Change in collateral on loans in process of foreclosure	(2,162)	(983)	(4,947)	(7,269)
Sponsorship and race winnings	4,345	3,626	6,818	6,199
Gain on the extinguishment of debt	2,859	—	4,626	—
Gain (Impairment) on equity investments	3,205	—	3,205	(3,559)
Other income (loss)	(480)	613	1	905

Total other income (loss)	7,767	3,256	9,703	(3,724)

Other expenses
Salaries and employee benefits	7,901	6,702	13,586	13,635
Race team related expenses	2,674	1,818	4,796	3,948
Loan servicing fees	1,731	1,729	3,378	3,341
Collection costs	1,641	1,461	2,873	2,690
Professional fees	2,224	1,319	2,731	4,908
Other expenses	3,649	3,157	7,098	6,935

Total other expenses	19,820	16,186	34,462	35,457

Income (loss) before income taxes	18,120	(3,118)	31,069	(19,368)
Income tax (provision) benefit	(6,528)	853	(10,406)	4,102

Net income (loss) after taxes	11,592	(2,265)	20,663	(15,266)
Less: income attributable to the non-controlling interest	1,325	1,712	1,964	2,354

Total net income (loss) attributable to Medallion Financial Corp.	$10,267	$(3,977)	$18,698	$(17,620)

Basic net income (loss) per share	$0.42	$(0.16)	$0.76	$(0.72)
Diluted net income (loss) per share	0.41	(0.16)	0.75	(0.72)

Weighted average common shares outstanding
Basic	24,595,822	24,444,677	24,557,511	24,423,225
Diluted	24,950,512	24,444,677	24,923,023	24,423,225

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
(Dollars in thousands, except shares and per share data)	2021	2020	2020
Assets
Cash and federal funds sold	$91,553	$112,040	$103,884
Equity investments and investment securities	58,397	56,538	57,884
Loans	1,340,567	1,229,838	1,260,594
Allowance for loan losses	(46,946)	(57,548)	(66,977)

Net loans receivable	1,293,621	1,172,290	1,193,617
Loan collateral in process of foreclosure	49,039	54,560	47,375
Goodwill and intangible assets	201,173	201,893	202,617
Other assets	45,964	45,090	46,366

Total assets	$1,739,747	$1,642,411	$1,651,743

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$23,393	$19,575	$25,144
Deposits	1,152,068	1,065,398	1,075,322
Short-term borrowings	8,016	87,334	60,889
Deferred tax liabilities and other tax payables	8,591	807	5,562
Operating lease liabilities	9,894	11,018	11,655
Long-term debt	214,971	153,718	154,874

Total liabilities	1,416,933	1,337,850	1,333,446

Commitments and contingencies.

Total stockholders’ equity	250,718	231,408	247,642

Non-controlling interests in consolidated subsidiaries	72,096	73,153	70,655

Total equity	322,814	304,561	318,297

Total liabilities and equity	$1,739,747	$1,642,411	$1,651,743

Number of shares outstanding	25,061,764	24,877,628	24,816,376

Book value per share	$10.00	$9.30	$9.98

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